Exhibit 1.2
Free English Translation

FORM OF DISTRIBUTION AGREEMENT FOR THE INITIAL PUBLIC
OFFERING OF COMMON SHARES ISSUED BY PERDIGÃO S.A.
between
Perdigão S.A.,
as the Issuer,
Banco de Investimentos Credit Suisse (Brasil) S.A.,
as the Lead Arranger,
Banco Itaú BBA S.A.
as the Arranger, and
Brazilian Settlement and Custody Company
(Companhia Brasileira de Liquidação e Custódia)
as the Intervening Party.
Date
October 17, 2006

DISTRIBUTION AGREEMENT FOR THE INITIAL PUBLIC OFFERING OF COMMON SHARES ISSUED BY PERDIGÃO S.A.
By this “Distribution Agreement for the Primary Public Offering of Common Shares Issued by Perdigão S.A.” (“Agreement”), the parties hereto qualified hereunder:
(a) PERDIGÃO S.A., a publicly held corporation with headquarters in the City of São Paulo, in the State of São Paulo, at Av. Escola Politécnica, n.º 760, 2.º andar, enrolled with the Brazilian Registry of Legal Entities of the Ministry of Finance (CNPJ/MF) under No. 01.838.723/0001-27, hereby represented pursuant to its Bylaws (“Company” or “Issuer”);
(b) BANCO DE INVESTIMENTOS CREDIT SUISSE (BRASIL) S.A., a financial institution with headquarters in the City of São Paulo, in the State of São Paulo, at Av. Brigadeiro Faria Lima, n.º 3.064, 13.º andar, enrolled with the Brazilian Registry of Legal Entities of the Ministry of Finance (CNPJ/MF) under No. 33.987.793/0001-33, hereby represented pursuant to its Bylaws (“CS” or “Lead Arranger”);
(c) BANCO ITAÚ BBA S.A., a financial institution with headquarters at Avenida Brigadeiro Faria Lima, nº 3.400, 4º andar, parte, in the City of São Paulo, in the State of São Paulo, enrolled with the Brazilian Registry of Legal Entities of the Ministry of Finance (CNPJ/MF) under No. 17.298.092/0001-30, hereby represented pursuant to its Bylaws (“Itaú BBA” or “Arranger”, and, collectively with the Lead Arranger, “Arrangers” and/or “Joint Bookrunners”); and
(d) COMPANHIA BRASILEIRA DE LIQUIDAÇÃO E CUSTÓDIA — CBLC, a joint-stock corporation with its head office in the City of São Paulo, in the State of São Paulo, at Rua XV de Novembro, n.º 275, enrolled with the Brazilian Registry of Legal Entities of the Ministry of Finance (CNPJ/MF) under No. 60.777.661/0001-50, hereby represented pursuant to its Bylaws (“CBLC” or “Intervening Party”).
WHEREAS:
(i) the Company is a publicly-held corporation registered with the Brazilian Securities and Exchange Commission (“CVM”) under No. 01629-0 and has its common shares traded at the São Paulo Stock Exchange (“BOVESPA”) under code PRGA3;
(ii) the Company’s Board of Directors, at meetings held on August 7 and September 21, 2006, approved the terms and conditions for the execution of the Offering and the increase in the Company’s capital stock, within the limit of authorized capital, without the preemptive right of the Company’s current shareholders, in conformity with Article 172, item I, of Law No. 6.404/76, as amended (“Brazilian Corporate Law”) and Article 9 of its Bylaws, through the initial public offering of up to 32,000,000 (thirty two million) common shares, all registered, book-entry and without par value; and

(iii) the Arrangers are members of the securities underwriting system, duly authorized to operate in the Brazilian capital markets and have proven expertise in the offering of securities to investors in the Brazilian capital markets,
The Parties hereto qualified above HAVE DECIDED to, with the intervention of CBLC, enter into this Agreement, which shall be governed by the following clauses and conditions:
CLAUSE I
PURPOSE
     1.1 Purpose of the Agreement. In accordance with the terms and conditions hereof, the Company hereby hired the Arrangers to carry out, pursuant to the provisions of CVM Instruction No. 400, of December 29, 2003, as amended (“CVM Instruction 400”), under standby settlement guarantee system, the initial public offering of 32,000,000 (thirty two million) common shares, all registered, all book-entry and without par value, issued by the Company (“Common Shares”), which consists of the initial public offering of [• ] ([• ]) Common Shares, including American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts (“ADRs”), free and clear of any liens or encumbrances, within the scope of a global offering (“Global Offering”). The Global Offering shall be coordinated by Credit Suisse Securities (USA) LLC (“Global Arranger”) and Itaú BBA, and shall consist of, concurrently: (a) public offering of the number of Common Shares referred to in item 1.1 of Appendix I hereto in Brazil (“Shares under the Brazilian Offering”), on a non-organized over-the-counter market, pursuant to CVM Instruction 400, to be carried out by the Arrangers, with the participation of certain financial institutions comprising the securities underwriting system hired by such Global Arranger (“Co-arrangers”) and brokerage companies that are members of the São Paulo Stock Exchange (“BOVESPA”), which shall exclusively participate in the effort to place Shares under the Brazilian Offering to Shareholders, considered as Non-Institutional Investors, and to Non-Institutional Investors (“Accredited Brokerage Companies” and, collectively with the Lead Arranger and the Co-Arrangers, “Institutions Participating in the Brazilian Offering”) and with efforts to sell Common Shares abroad, to be carried out by the Global Arranger and Itaú Securities, Inc. (“Itaú Securities” and collectively with the Global Arranger, “Arrangers of the International Offering”) certain financial institutions hired by such Arrangers, in the United States of America (“USA”) and in other countries, in a transaction registered in conformity with the provisions of the Securities Act of 1933, of the United States of America, as amended (“Securities Act”), and subject to the legislation in force in the domicile country of each investor, by way of investment mechanisms regulated by the Brazilian legislation, the National Monetary Council (“CMN”), the Central Bank of Brazil (“Central Bank”) and the CVM; and (b) offering of the number of Common Shares referred to in item 1.2 of Appendix I hereto abroad (“Shares under the International Offering”), as [•] ([•]) ADSs, represented by ADRs, through certain financial institutions coordinated by the Arrangers of the International Offering (“International Offering”). Each ADS shall correspond to 2 (two) common shares issued by the Company. The International Offering shall be regulated by the Underwriting Agreement, entered into as of the date hereof between the Company and the Arrangers of the International Offering (“International Underwriting Agreement”).

          1.1.1 Without prejudice to the exercise of the Over-allotment Share options, the Company may, in conjunction with the Arrangers, under the terms of Article 14, paragraph 2, of CVM Instruction 400, decide to raise by up to 20% (twenty percent) the total number of Common Shares originally offered (“Additional Shares” and “Additional Share Option”, respectively).
          1.1.2 The Brazilian Offering shall be carried out by way of three separate offerings, one priority offering to shareholders of the Company (“Priority offering”), one offering to Institutional Investors, as defined hereunder (“Institutional Offering”), and another offering to Non-Institutional Investors, as defined hereunder (“Retail Offering”).
     1.2 Over-allotment Share options. Pursuant to Article 24 of CVM Instruction 400, the total number of Common Shares subject to the Global Offering may be raised by an over-allotment of up to [•] ([•]) common shares issued by the Company, equivalent to up to 15% (fifteen percent) of the Common Shares originally offered in the Global Offering (“ Over-allotment Shares ”), deducted by Common Shares in the form of ADSs, subject to the Supplementary ADSs Option (as defined hereunder), which shall be exclusively used to meet a probable excess demand noted during the Global Offering, in accordance with the option for subscription granted by the Company to the Lead Arranger and the Global Arranger, under the same conditions and price of the Common Shares originally offered (“Over-allotment Share options”). The Over-allotment Share options may be exercised, provided that the Arrangers have decided, by joint decision with the Arrangers of the International Offering, within up to 30 (thirty) days counted from the execution date hereof (“Exercise Period of Over-allotment Shares”). The total number of Common Shares, as ADSs, subject to the International Offering may be raised by a supplementary lot of ADSs, equivalent to and up to 15% (fifteen percent) of ADSs originally offered in the International Offering (“Supplementary ADSs”), which shall be exclusively used to meet over-allotments during the International Offering, in accordance with the option for subscription granted by the Company to the Lead Arranger and the Global Arranger, under the same conditions and price of ADSs originally offered (“Supplementary ADSs Option”). The Supplementary ADSs Option may be exercised, provided that the Arrangers have decided, by joint decision with the Arrangers of the International Offering, within up to 30 (thirty) days as counted from the execution date of the International Underwriting Agreement (“Exercise Period of Supplementary ADSs”).
          1.2.1 The Lead Arranger, in the event of exercise of the Over-allotment Share options and the Supplementary ADSs Option, shall send a notice to the Company, in written, within the Exercise Period of Over-allotment Shares and/or Exercise Period of Supplementary ADSs, informing about the number of Over-allotment Shares and/or Supplementary ADSs to be purchased by the Lead Arranger and the Global Arranger, the exercise of the Over-allotment Share options being coordinated between the Lead Arranger and the Global Arranger and shall not exceed the limit of 15% (fifteen percent) of the Common Shares originally offered within the scope of the Global Offering, deducted by the Common Shares, as ADSs, subject to the Supplementary ADSs Option, that is [• ] ([• ]) common shares issued by the Company. The exercise of the Supplementary ADSs Option shall be coordinated between the Lead Arranger and the Global Arranger and shall not exceed the limit of 15% (fifteen percent) of the ADSs originally offered within the scope of the International Offering, that is [• ] ([• ]) ADSs issued by the Company.
          1.2.2 The Company shall undertake to carry out, within, at most, [2 (two)] business days counted from the receipt of notice (“Settlement Date of Over-allotment Shares” and/or (“Settlement Date of Supplementary ADSs”), the transfer of common shares and/or ADSs to the ownership of the Lead Arranger, or the person appointed by such Lead Arranger.
          1.2.3 The Over-allotment Share options and the Supplementary ADSs Option shall be exercised by the Lead Arranger and the Global Arranger, at the Price per Share and the Price per ADS referred to in item 3 of the Appendix I hereto and in conformity with the provisions of Clause 1.2 above.
          1.2.4 The payment of the Price per Share of the Over-allotment Shares and/or Supplementary ADSs by the Lead Arranger and the Global Arranger to the Company shall be carried out on the Settlement Date of the Over-allotment Shares and/or Settlement Date of Supplementary ADSs, however the case may be, as provided for in Clause 10.16.
          1.2.5 The Lead Arranger shall inform the CVM, on the day subsequent to the date of the effective exercise of Over-allotment Share options and/or Supplementary ADSs Option, the exercise date and the number of Over-allotment Shares and/or Supplementary ADSs purchased.
          1.2.6 The exercise of the Over-allotment Share options and/or Supplementary ADSs Option by the Global Arranger shall be carried out in accordance with the provisions of the International Underwriting Agreement, in conformity with the provisions of Clause 1.2.1 above.
     1.3 Reallocation. Common Shares may be reallocated between the Brazilian Offering and the International Offering, as a result of the demand for common shares or ADSs, during the course of the Global Offering.
CLAUSE II
CONDITIONS FOR THE FULFILLMENT OF OBLIGATIONS
BY THE ARRANGERS
     2.1 Conditions for fulfillment of obligations. The fulfillment by the Arrangers of the obligations provided for herein, including as regards to the offering of standby settlement guarantee, is subject to (i) the truthfulness and accuracy of the representations and warranties provided by the Company herein and in the International Underwriting Agreement as of the date hereof, on the Settlement Date (as defined hereunder) and, however the case may be, on the Settlement Date of Over-allotment Shares and/or on the Settlement Date of Supplementary ADSs, (ii) the fulfillment by the Company of the obligations provided for herein and in the International Underwriting Agreement and (iii)

the fulfillment, at the discretion of the Arrangers, of the following conditions prior to the date of publication of the Announcement on Commencement. The Arrangers shall be allowed to waive any of such conditions or more than one condition, totally or partially, at the exclusive discretion of such Arrangers:
(a)	the Arrangers shall, within the limits of legislation in force in Brazil and in the U.S., subject to the approval of the Company (which shall not be unreasonably denied), be permitted to disclose the terms and conditions of the Global Offering in Brazil and U.S. by any means, in compliance with legislation and applicable regulation and market practices, provided that such Arrangers do not infringe upon legislation in force in Brazil and in the U.S., exercise good moral conduct and general principles of law;

(b)	the Company shall provide the Arrangers, on a timely basis, with all necessary information to fulfill, in a manner which is satisfactory to the Arrangers, the requirements necessary for the performance of the Brazilian Offering, specifically those provided for in CVM Instruction 400 and in the Auto-Regulation Code of the National Association of Investment Banks (“ANBID”) for the Public Offering of Securities (“ANBID Code”). Any change or difference in the information provided by the Company shall be analyzed by the Arrangers in conjunction with the Company, in order to decide on the performance or maintenance of the Global Offering;

(c)	the Arrangers shall have received, up to the Settlement Date, certified copies of the minutes of the meetings of the Company’s Board of Directors which authorize (i) the increase in capital, within the limit of authorized capital, by way of Initial Offering and the performance of the Global Offering, (ii) the determination of the Price per Share and (iii) the execution of all documents and agreements related to the Global Offering and the fulfillment of the obligations therein;

(d)	the Company shall have obtained each and any regulatory authorizations necessary for the performance, carrying out and settlement of the Brazilian Offering, in accordance with the terms, conditions and procedures set forth herein, pursuant to Brazilian legislation, specifically, CVM Instruction 400;

(e)	the gathering of information and the audit process (due diligence) of the Company, including detailed analysis of business, financial and economic condition and legal documents of the Company and its subsidiaries, shall be carried out and concluded on satisfactory basis to the Arrangers, under the terms of the legislation in force, specifically CVM Instruction 400, and the Company shall make available all information necessary for the compliance with pertinent rules, as well as ANBID Code;

(f)	CVM shall grant the registration of the Global Offering, which shall be in full force and effect;

(g)	the agreement entered into between the Company and the BOVESPA which provides for the listing of the common shares issued by the Company for trading on the Novo Mercado, the particular listing segment of the BOVESPA (“Novo Mercado”) shall be in full force and effect;

(h)	the registration with the CVM and the Central Bank of the Depositary Receipts programs, related to the issuance of ADSs, shall be in full force and effect;

(i)	the final prospectus of the Brazilian Offering (“Final Prospectus”) shall not contain any untrue, incorrect, misleading or incomplete statement of a material act or fact and shall not omit to state any material act or fact required to be stated therein or necessary to make the other statements contained therein, as of the date hereof or the Settlement Date, not misleading ;

(j)	the Arrangers shall receive, up to the date hereof, a comfort letter of Ernest & Young, as of the date hereof, in format and content satisfactory to the Arrangers, with respect to the financial statements and certain financial information contained in the preliminary prospectus of the Brazilian Offering (“Preliminary Prospectus”) and the Final Prospectus (collectively, “Prospectuses”);

(k)	the Arrangers shall receive, up to the Settlement Date, a bring down comfort letter of Ernest & Young, dated as of the Settlement Date, in format and content satisfactory to the Arrangers;

(l)	the Arrangers shall receive, up to the Settlement Date, a legal opinion dated as of the Settlement Date, issued by Simpson Thacher & Bartlett LLP, the U.S. legal advisors of the Company, with respect to the Prospectuses and other matters related to the International Offering that the Arrangers of the International Offering have requested, in a format and content satisfactory to the Arrangers of the International Offering;

(m)	the Arrangers shall receive, up to the Settlement Date, a legal opinion dated as of the up to the Settlement Date, issued by Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, the Brazilian legal advisors of the Company, with respect to the Prospectuses and other matters related to the Brazilian Offering that the Arrangers have requested, in format and content satisfactory to the Arrangers;

(n)	the Arrangers shall receive, up to the Settlement Date, a legal opinion dated as of and up to the Settlement Date, issued by Machado, Meyer, Sendacz e Opice Advogados, the Brazilian legal advisors of the Arrangers, with respect to the Prospectuses and other matters related to the Brazilian Offering that the Arrangers have requested, in a format and content satisfactory to the Arrangers;

(o)	the Arrangers shall receive, up to the Settlement Date, a legal opinion dated as of and up to the Settlement Date, issued by Davis, Polk & Wardwell, the U.S. legal advisors of the Arrangers, with respect to the Prospectuses and other matters related to the International Offering that the Arrangers of the International Offering have requested, in a format and content satisfactory to the Arrangers of the International Offering;

(p)	the Arrangers shall receive, up to the Settlement Date, a certificate, dated as of and up to the Settlement Date, executed by the Company’s Chief Financial Officer, whereby the Arrangers confirm that the representations and warranties of the Company contained herein are true and accurate, the Company complied with all agreements (financial or of any other nature) and satisfied all conditions on its part to be performed or satisfied hereunder on or prior to the Settlement Date, and that, subsequent to the date of the most recent financial statements contained in the Prospectuses, there has been no material adverse change nor any development or event involving a prospective material adverse change in the condition (financial or of any other nature) business, properties, results of operations and prospects of the Company and its Subsidiaries taken as a whole, except as otherwise described in the Final Prospectus or such certificate;

(q)	the Arrangers shall receive, up to the settlement date of the Over-allotment Share options and/or the Supplementary ADSs Option, the following legal opinions, in a format and content satisfactory to the Arrangers, dated as of the settlement date of the Over-allotment Share options and addressed:
(i)	issued by Simpson Thacher & Bartlett LLP, U.S. legal advisors of the Company, as regards to the Over-allotment Shares and/or Supplementary ADSs in what concerns the aspects of applicable U.S. legislation;

(ii)	issued by Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Brazilian legal advisors of the Company, as regards to the Over-allotment Shares and/or Supplementary ADSs in what concerns the aspects of applicable Brazilian legislation;

(iii)	issued by Machado, Meyer, Sendacz e Opice Advogados, Brazilian legal advisors of the Arrangers, as regards to the Over-allotment Shares and/or Supplementary ADSs in what concerns the aspects of applicable Brazilian legislation; and

(iv)	issued by Davis, Polk & Wardwell, U.S. legal advisors of the Arrangers, as regards to the Over-allotment Shares and/or Supplementary ADSs in what concerns the aspects of applicable U.S. legislation.
(r)	the Arrangers shall receive, up to the Settlement Date of the Over-allotment Shares and/or the Settlement Date of Supplementary ADSs, a letter from Ernest & Young, whereby such firm confirms the representations provided under the terms of Clause 2.1(l).
CLAUSE III
CHARACTERISTICS AND RIGHTS OF COMMON SHARES

     3.1 Characteristics of Common Shares. The Common Shares shall be book-entry and are held in deposit accounts in Banco Itaú S.A. in the name of their holders, without issuance of certificates.
     3.2 Rights of Common Shares: The Common Shares assert the following rights and benefits to their holders:
(a)	voting right at the general meetings of the Company, each Common Share corresponding to one vote;

(b)	right to minimum mandatory dividend, in each fiscal year, equivalent to 25% of adjusted net income under Article 202 of Brazilian Corporate Law;

(c)	right to sell the Common Shares, under the same conditions of the selling controlling shareholder, in the event of sale of Company’s control, whether through one single transaction or successive transactions;

(d)	right to sell the Common Shares in a public offering to be carried out by the controlling shareholder, in the event of cancellation of registration as publicly-held corporation or delisting from Novo Mercado, at the corresponding market value;

(e)	right to full dividends and other rights inherent to the Common Shares, related to the fiscal year started on January 1, 2006, declared by the Company as from the Settlement Date, as defined hereunder; and

(f)	each and any rights inherent to the Common Shares, under the terms set forth in the Brazilian Corporation Law, the Rules of Novo Mercado and the Company’s Bylaws.
     3.3 Right to Dividends and other Asserted Rights. The buyers of the Common Shares shall be entitled to dividends and other rights inherent to the Common Shares, declared by the Company as from the Settlement Date.
CLAUSE IV
SUBSCRIPTION PRICE
     4.1 Price per Share. The subscription price per Common Share, included in item 3 of Appendix I hereto (“Price per Share”) has been determined after completion of the bookbuilding procedure with Institutional Investors (as defined below), carried out in Brazil, by the Arrangers, in conformity with Article 44 of CVM Instruction 400, and abroad, by the Global Arranger (“Bookbuilding Procedure”), in conformity with the provisions set forth in Article 170, paragraph 1, item III, of Law No. 6.404, of December 15, 1976, as amended (“Brazilian Corporate Law”), based on (i) the quotation of Common Shares on the BOVESPA and ADSs on NYSE; and (ii) the indications of interest of Institutional Investors in view of demand (per volume and price), collected from Institutional

Investors. The Shareholders, considered as Non-Institutional Investors, and the Non-Institutional Investors (as defined below) do not participate in the Bookbuilding Procedure and, therefore, in the determination of the Price per Share.
CLAUSE V
TARGET PUBLIC
     5. Target Public of the Global Offering. The Priority offering shall be carried out with Company’s shareholders who received reserve requests upon filling of specific form (“Reserve Request”) for the subscription of Shares under the Brazilian Offering (“Shareholders”). The Retail Offering shall be carried out with investors consisting of individuals and legal entities, including investment clubs registered with the BOVESPA, resident and domiciled in Brazil, not considered as Institutional Investors, as defined below, and who made reserve requests upon filling of the Reserve Request (“Non-Institutional Investors”). The Institutional Offering shall be carried out with individuals and legal entities, including investment clubs registered with the BOVESPA, whose investment amounts exceed the maximum limit established for Non-Institutional Investors, investments funds, pension funds, entities managing resources from third parties registered with the CVM, entities authorized to operate by the Central Bank of Brazil, consortiums for investment in securities portfolio registered with the CVM and/or the BOVESPA, insurance companies, supplementary pension plan and capitalization companies and investors residing abroad who invested in Brazil in accordance with the provisions set forth in Resolution No. 2.689, of January 26, 2000 of the National Monetary Council, and subsequent amendments, and CVM Instruction No. 325, of January 27, 2000, and subsequent amendments (“Foreign Institutional Investors”), who will participate in the Brazilian Offering (“Institutional Investors”).
CLAUSE VI
PLACEMENT SYSTEM
     6.1 Standby Settlement Guarantee. The Arrangers shall carry out the placement of Common Shares subject to the Global Offering, including Additional Shares and Common Shares in the form of ADSs, under the standby settlement guarantee system, individually and not comprehensively. The standby settlement guarantee shall not levy on the Common Shares under the Priority offering and on Over-allotment Shares.
     6.2 Distribution Term. The term for distribution of Shares of the Brazilian Offering shall be up to 6 (six) months counted from the publication date of the Announcement on Commencement or up to the publication date of the Announcement on Completion of initial public offering of common shares issued by the Company (“Announcement on Completion”), whichever occurs first (“Underwriting Term”).
     6.3 Exercise of Standby Guarantee. In the event the Shares of the Global Offering is not distributed in full up to the Settlement Date (as defined in Clause 10.1 hereunder), the Arrangers shall carry out the subscription, on the Settlement Date, of the total and probable balance remaining from the difference between the number of Shares of the Global Offering subject to standby guarantee provided by such Arrangers, pursuant to item 2 of Appendix I hereto, and the number of Shares of the Global Offering effectively settled in the market at the Price per Share.
     6.4 Resale of Common Shares subject to Standby Guarantee. In the event of exercise of the standby guarantee and subsequent resale of Common Shares to the public by the Arrangers during the Underwriting Term, the resale price shall be the market price of the Common Shares, limited to the Price per Share, except for the activity carried out pursuant to the terms set forth in the Stabilization Agreement, as described in Clause 7.7 hereunder.
     6.5. Without prejudice to the standby guarantee provided for herein, the Arrangers shall allocate Shares for distribution abroad by the Arrangers of the International Offering, within the scope of the International Offering, as ADSs, represented by ADRs, under the terms of the International Underwriting Agreement.
CLAUSE VII
DISTRIBUTION PLAN AND OFFERING PROCEDURE
     7.1 Distribution Plan. The plan for distribution of Common Shares for the Brazilian Offering, prepared by the Arrangers, with the express consent of the Company, takes into consideration the relationships with customers and other matters of business or the strategic nature of the Arrangers and the Company, provided that the Arrangers shall ensure the adequacy of the investment to the risk profile of their customers, as well as fair and equal treatment to the investors, in conformity with Article 33, paragraph 3, of CVM Instruction 400, and, also, carry out the best efforts for shareholding dilution, as set forth in the Rules of the Novo Mercado.
     7.2 Priority offering. Pursuant to Article 21 of CVM Instruction 400, in order to ensure the participation of the Shareholders in the Offering, without taking into consideration Over-allotment Shares and Additional Shares, based on the shareholding interest verified in the custody positions (i) at the CBLC after the closing of the trading sessions of the BOVESPA on September 25, 2006, and (ii) at the institution depositary of the shares issued by the Company, on September 25, 2006, the Common Shares shall be used for priority placement to the Shareholders, subject to the Maximum Subscription Limit, as defined below. The rights arising out of the priority placement described herein have not been negotiated or assigned by the Shareholders. The Priority offering was not targeted at foreign Shareholders, since the offer and sale of Common Shares and ADSs in the International Offering are subject to U.S. securities laws and certain characteristics of the Priority offering may not be compatible with such regulation.
          7.2.1 Each Shareholder who made the Reserve Request shall have the right to subscribe Common Shares in number equivalent to the percentage of shareholding interest of such Shareholder in the total common shares of the Company’s capital stock (“Maximum Subscription Limit”).

          7.2.2 Within the scope of the Priority offering to the Shareholders, there shall be no minimum value for investment, and the maximum value shall be subject to the respective Maximum Subscription Limit. The Shareholder who subscribed Common Shares in a number greater than the Maximum Subscription Limit shall have the right to participate in the Retail Offering and/or the Institutional Offering, subject to the limits and conditions applicable to each of such Offerings.
          7.2.3 Reserve Requests have been made by Shareholders on irrevocable and irreversible manner, except for the provisions set forth in items (vii) and (viii) below, subject to the conditions of the Reserve Request, in accordance with the following conditions:
(i)	each and any Shareholder has made Reserve Requests to one single Arranger, one single Institution Participating in the Brazilian Offering, at the locations mentioned in the Preliminary Prospectus, upon the filing of the Reserve Request from October 3, 2006 to October 9, 2006, inclusive (“Reserve Period for Shareholders”), without the need to deposit the intended investment value, and the Shareholders have determined, in the Reserve Request, the maximum price per Common Share, as a condition for the effectiveness of the Reserve Request, as set forth in paragraph 3 of Article 45 of CVM Instruction 400. In the event the Shareholder has determined a maximum price per Common Share in the Reserve Request and the Price per Share has been fixed at an amount greater than that determined, the respective Reserve Request shall be automatically cancelled by the respective Institution Participating in the Brazilian Offering;

(ii)	the Shareholders who are (a) controlling shareholders or managers of the Company; (b) controlling shareholders or managers of the Institutions Participating in the Brazilian Offering; and (c) other persons related to the Global Offering, as well as the spouses or companions, ascendants, descendants and relatives up to the second degree of each of the persons referred to in items (a), (b) or (c) (“Related Persons”) were required to make their Reserve Requests, mandatorily, on October 3 and 4, 2006 (“Reserve Period for Related Persons”), under penalty of cancellation of their Reserve Requests. Each and any Reserve Request made by a Shareholder, who is a Related Person, after the closing of the Reserve Period for Related Persons shall be automatically cancelled by the Institution Participating in the Brazilian Offering which received the respective Reserve Request, in the event of excess demand one third greater than the number of Common Shares offered, including Additional Shares, without taking into consideration the exercise of the Over-allotment Share options, pursuant to Article 55 of CVM Instruction 400;

(iii)	the number of Shares under the Brazilian Offering to be subscribed and the respective investment value shall be informed to the Shareholder up to 4:00 pm, on the first business day subsequent to the publication date of the Announcement on Commencement, by the Institution Participating in the Brazilian Offering where the Reserve Request has been made, by means of the respective e-mail, telephone, fac-simile or letter, and the payment shall be limited to the value of the Reserve Request;

(iv)	each and any Shareholder, as the case may be, shall make the payment of the amount referred to in item (iii) above, to the Institution Participating in the Brazilian Offering where the respective Reserve Request has been made, in immediately available funds, up to 10:00 am on the Settlement Date;

(v)	the Institution Participating in the Brazilian Offering where the Reserve Request has been made, shall deliver to each Shareholder who made the reserve with such Institution, the number of Shares under the Brazilian Offering corresponding to the division between the investment value included in the Reserve Request and the Price per Share, except for the possibility of waiver and cancellation provided for in items (vii) and (viii) below, respectively, after 4:00 pm on the Settlement Date;

(vi)	subject to the foregoing provisions, the full and prior fulfillment of the total Reserve Requests of the Shareholders up to the Maximum Subscription Limit of each Shareholder shall be guaranteed and, therefore, the allocation between the Shareholders shall not be carried out within the scope of the Priority Offering;

(vii)	exclusively in the event of material difference between the information contained in the Preliminary Prospectus and the information contained in the Final Prospectus which materially changes the risk assumed by the Shareholders or the investment decision of the Shareholders, such Shareholders can withdraw from their Reserve Request after the beginning of the Distribution Term (defined below). In this event, said investors shall inform the Institution Participating in the Brazilian Offering which received the respective Reserve Request of its decision to withdraw from such Reserve Request, in conformity with the terms and conditions set forth in the respective Reserve Request; and

(viii)	In the event the Global Offering is not concluded or in the event of termination of this Agreement, the Reserve Requests shall be automatically cancelled and each Institution Participating in the Brazilian Offering shall communicate to the Shareholders who have made the Reserve Request with such Institution Participating in the Brazilian Offering, the cancellation of the Global Offering, inclusive through publication of the announcement to the market;
     7.3 Retail Offering. After deduction of Common Shares subscribed by the Shareholders within the scope of the Priority offering, the minimum percentage of up to 10% (ten percent) and maximum percentage of up to 20% (twenty percent) of Common Shares effectively distributed, without taking into consideration the exercise of the Over-allotment Share options and the Additional Share options, has been mainly used for public placement to Non-Institutional Investors (“Shares subject to the Retail Offering”).
          7.3.1 Reserve Requests have been made by Non-Institutional Investors on irrevocable and irreversible manner, except for the provisions set forth in items (viii) and

(ix) below, subject to the conditions of the Reserve Request, in accordance with the following conditions:
(i)	each and any interested Non-Institutional Investor has made the Reserve Request to one single Institution Participating in the Brazilian Offering, upon filling of the Reserve Request from October 3, 2006 to October 16, 2006, inclusive (“Reserve Period for Non-Institutional Investors”), subject to the provisions of item (ii) below, without the need to deposit the intended investment value, subject to the minimum value of investment of R$3,000.00 (three thousand reais) and the maximum value of investment of R$300,000.00 (three hundred thousand reais) per Non-Institutional Investor, and such investors have determined, in the Reserve Request, the maximum price per Common Share, as a condition for the effectiveness of the Reserve Request, as set forth in paragraph 3 of Article 45 of CVM Instruction 400. In the event the Non-Institutional Investor has determined a maximum price per Common Share in the Reserve Request and the Price per Share has been fixed at an amount greater than that determined, the respective Reserve Request shall be automatically cancelled by the respective Institution Participating in the Brazilian Offering;

(ii)	the Non-Institutional Investors, who are Related Persons, carried out the Reserve Request, necessarily, in the Reserve Period for Related Persons, as defined in item 7.2.3(ii), under penalty of cancellation of their Reserve Requests. Each and any Reserve Request made by a Non-Institutional Investor, who is a Related Person, after the closing of the Reserve Period for Related Persons shall be automatically cancelled by the Institution Participating in the Brazilian Offering which received the respective Reserve Request, in the event of excess demand one third greater than the number of Common Shares offered, including Additional Shares, without taking into consideration the exercise of the Over-allotment Share options, pursuant to Article 55 of CVM Instruction 400;

(iii)	the number of Shares under the Brazilian Offering to be purchased and the respective investment value shall be informed to the Non-Institutional Investor up to 4:00 pm on the first business day subsequent to the publication date of the Announcement on Commencement, by the Institution Participating in the Brazilian Offering where the Reserve Request has been made, by means of the respective e-mail, telephone, fac-simile or letter, the payment being limited to the value of the Reserve Request and except for the possibility of allocation, as set forth in item (vii) below;

(iv)	each and any Non-Institutional Investor, as the case may be, shall make the payment of the amount referred to in item (iii) above, to the Institution Participating in the Brazilian Offering where the respective Reserve Request has been made, in immediately available funds, up to 10:00 am on the Settlement Date (as defined below);

(v)	the Institution Participating in the Brazilian Offering where the Reserve Request has been made, shall deliver to each Non-Institutional Investor who made the reserve with such Institution, the number of Shares subject to the Brazilian Offering corresponding to the division between the investment value included in the Reserve Request and the Price per Share, after 4:00 pm on the Settlement Date, except for the possibility of waiver and cancellation provided for in items (viii) and (ix) below, respectively, and except for the possibility of allocation, as set forth in item (vii) below;

(vi)	there shall be no allocation in the event the total number of Shares under the Brazilian Offering subject to Reserve Request made by Non-Institutional Investors and Shareholders, considered as Non-Institutional Investors, at an amount exceeding the respective Maximum Subscription Limit, is equal or less than 10% (ten percent) of the Common Shares effectively distributed, without taking into consideration the exercise of the Over-allotment Share options and the Additional Share options and after deduction of the number of Common Shares subscribed by the Shareholders within the scope of the Priority offering, all reservations of the Non-institutional Investors met in full, and eventual shares remaining in the lot offered to the Non-institutional Investors and the Shareholders considered as Non-Institutional Investors shall be allocated to Institutional Investors as set forth below;

(vii)	in the event the total number of Shares subject to the Brazilian Offering subject to the Reserve Requests made by Non-Institutional Investors is greater than 10% (tem percent) of the number of Common Shares effectively distributed, without taking into consideration the exercise of the Over-allotment Share options and the Additional Share options, the allocation shall be made between all Non-Institutional Investors who made the Reserve Request, being (a) for reserves up to the limit of R$5,000.00 (five thousand reais), inclusive, the allocation criterion shall be the equal and successive division of the Shares under the Retail Offering, limited to the individual amount of each Reserve Request and to the total amount of the Shares under the Retail Offering; (b) once the criterion described in item (a) is met, the possibly remaining Shares under the Retail Offering shall be allocated in proportion to the amount of the respective Reserve Requests, without considering, however, in both cases, the fractions of Common Shares. Otherwise, at the discretion of the Lead Arranger, the number of Common Shares under the Retail Offering may be increased to fully or partially meet the exceeding requests of Non-Institutional Investors, subject to the maximum limit of 20% (twenty percent) of the Common Shares effectively distributed, after deduction of the Common Shares subscribed by the Shareholders within the scope of the Priority offering, without considering the exercise of the Over-allotment Share options and Additional Share options, the allocation criterion provided for in (a) and (b) of this item (vii) shall be observed in the event of partial compliance;

(viii)	exclusively in the event of material difference between the information contained in the Preliminary Prospectus and the information contained in the

Final Prospectus which materially changes the risk assumed by the Non-institutional Investor or the investment decision of the Non-institutional Investor, such Non-institutional Investor can withdraw from their Reserve Request after the beginning of the Distribution Term. In this event, the Non-institutional Investor shall inform the Institution Participating in the Brazilian Offering which received the respective Reserve Request its decision to withdraw from such Reserve Request, in conformity with the terms and conditions set forth in the respective Reserve Request; and

(ix)	In the event the Global Offering is not concluded or in the event of termination of this Agreement, the Reserve Requests shall be automatically cancelled and each Institution Participating in the Brazilian Offering shall inform the Non-institutional Investors who have made the Reserve Request with such Institution Participating in the Brazilian Offering about the cancellation of the Global Offering, inclusive through publication of the announcement to the market;
     7.4 Institutional Offering. The Common Shares not allocated to the Priority offering and the Retail Offering shall be used for public distribution in the Institutional Offering. Reserves in advance shall not be permitted and there shall be no minimum or maximum values of investment in relation to Institutional Investors, except for individuals and legal entities, including investment clubs registered with the BOVESPA, that are required to exceed the maximum limit of investment set forth in item 7.3.1(i) above to be considered as Institutional Investors.
          7.4.1 In the event the number of Common Shares subject to the orders received from Institutional Investors during the Bookbuilding Procedure exceeds the total Shares under the Brazilian Offering remaining after the performance of the Priority offering and the Retail Offering, under the terms and conditions described above, the Shareholders and Institutional Investors who, at the discretion of the Arrangers and the Company, best met the objective of the Company to create a diversified basis of shareholders comprising Shareholders and Institutional Investors with different evaluation criteria as regards to perspectives in long term, including the Company, the Company’s market and the Brazilian and international macroeconomic conditions, shall have priority in the fulfillment of their respective orders, in accordance with the distribution plan prepared by the Arrangers, with the express consent of the Company, pursuant to paragraph 3 of Article 33 of CVM Instruction 400, which takes into consideration the relationships with customers and other matters of business or strategic nature.
          7.4.2 Up to 4:00 pm of the first business day subsequent to the publication date of the Announcement on Commencement, the Arrangers shall inform the Investors of the Institutional Offering, through the respective e-mail or, in the lack of such e-mail, through telephone or fac-simile, the number of allocated Shares and the Price per Share.
          7.4.3 The delivery of the Shares shall be carried out on the Settlement Date, upon payment in local currency, on cash and in immediately available funds, of the

Price per Share multiplied by the number of allocated Shares, in accordance with the procedures provided for in the Underwriting Agreement.
     7.5 Related Persons. In the event of excess demand greater than 1/3 (one third) of the number of offered Common Shares, including Additional Shares, without taking into consideration, however, the exercise of the Over-allotment Share options and/or the Supplementary ADSs Option, the placement of Common Shares to Shareholders and Non-Institutional Investors who are Related Persons shall be prohibited, except for the placement of Common Shares to those Shareholders and Non-Institutional Investors who are Related Persons and who have made the respective Reserve Requests during the Reserve Period for Related Persons, referred to in Clause 7.2.3 (ii) above. Each and any order received from Shareholders and Non-Institutional Investors who are Related Persons within the scope of the Institutional Offering shall be cancelled by the Arrangers in the event of excess demand greater than one third of the number of offered Common Shares, including Additional Shares, without taking into consideration the exercise of the Over-allotment Share options, pursuant to Article 55 of CVM Instruction 400. Each and any Reserve Request made by Shareholder, Non-Institutional Investor and Institutional Investor which are Related Persons after the closing of the Reserve Period for Related Persons shall be automatically cancelled by the Institution Participating in the Brazilian Offering which received the respective Reserve Request.
     7.6 Subscription of Common Shares. The subscription of the Shares under the Brazilian Offering shall be carried out at the Price per Share, upon payment on cash, in local currency, at the date of subscription. The subscription of the Shares under the Brazilian Offering shall be documented in subscription bulletins.
     7.7 Price Stabilization of the Common Shares. The Lead Arranger, through Credit Suisse (Brasil) S.A. Corretora de Títulos e Valores Mobiliários, may perform stabilization activities in what concerns the price of the Common Shares, within up to 30 (thirty) days counted from the publication date of the Announcement on Commencement, inclusive, by means of transactions of purchase and sale of common shares issued by the Company, subject to the applicable legal provisions and the provisions set forth in the “Private Agreement for Rendering of Stabilization Services of the Price of Common Shares Issued by Perdigão S.A.” (“Stabilization Agreement”), previously submitted to the analysis and approval of the BOVESPA and CVM, pursuant to Article 23, paragraph 3 of CVM Instruction 400.
CLAUSE VIII
OBLIGATIONS RELATED TO THE OFFERING
     8.1 Obligations of the Company. Without prejudice to other obligations assumed by the Company in any other clause herein, the Company shall undertake to:
(a)	prepare, with the support of the Arrangers and their legal advisors, within the proper terms, all materials and documents necessary for the registration and the performance of the Global Offering, and provide, on a timely basis, each and any pieces of information and explanations reasonably requested by the Arrangers to the Company, necessary for the preparation of, inclusive: (i) the Prospectuses, prepared in conformity with the legislation and regulation in force, including CVM Instruction 400 and ANBID Code; (ii) the announcement to the market related to the Global Offering (“Announcement to the Market”), the Announcement on Commencement, the Announcement on Completion and material facts; and (iii) the road show presentations and advertising materials related to the Brazilian Offering, when applicable;

(b)	meet each and any request made by the Arrangers which are necessary for the registration of the Global Offering and communicate, immediately, the Arrangers about the receipt of any notice, assessment or notification related to the Global Offering;

(c)	immediately inform the public about the decisions taken by Management bodies and General Meetings, pursuant to the regulatory rules issued by the CVM;

(d)	immediately communicate the Arrangers about (i) any material fact that may affect the decision, by the investors, to trade securities issued by the Company, specifically as regards to the subscription of Common Shares; and (ii) any facts that may result in the change in any information related to the Company included in the Prospectuses or other material related to the Global Offering, in the cases described in items (i) and (ii) above, in a manner that no untrue, inconsistent, inaccurate, incomplete or outdated statement about the material facts related to the Company and/or the Global Offering is included or such Prospectuses do not omit to state any material facts related to the Company, so that the information included in the Prospectuses, during the Distribution Period, is sufficient for the investors to make a decision in relation to the Global Offering;

(e)	carry out the proper preparation and advertisement of the economic and financial information of the Company, under the Brazilian Corporate Law, the regulations issued by the CVM and the rules applicable to the Novo Mercado;

(f)	deliver to the Arrangers the requested data, information and documents necessary for the performance of the contracted activities, including the information necessary for the performance of legal, business, financial, accounting and economic audit (due diligence) for the preparation of the Prospectuses;

(g)	evaluate, in conjunction with the Arrangers, the feasibility of the Global Offering and the conditions of such Global Offering;

(h)	keep the registration of publicly-held corporation with the CVM and the BOVESPA updated;

(i)	comply with the Novo Mercado rules so long as the Company is listed on the Novo Mercado;

(j)	ensure that, up to the publication date of the Announcement on Completion, no information related to the financial results or perspectives of the Company, its subsidiaries and controlled companies, is disclosed to the public, except for the information required by law, without the previous and written consent of the Arrangers;

(k)	deliver to the Arrangers, upon written request, (a) during the 5-year (five) period, counted from the publication date of the Announcement on Completion, each and any documentation related to the process for registration of the Global Offering and the preparation of the Prospectuses; (b) during the 3-year (three) period counted from the publication date of the Announcement on Completion, (i) copies of any reports or other communications that the Company will send to its shareholders or publish; (ii) copies of reports and information, annual and quarterly, filed with Brazilian regulatory entities or agencies; and (iii) any other information reasonably requested by the Arrangers related to the performance of the business and the financial condition of the Company, its subsidiaries and controlled companies. Such information shall be delivered at the time they become publicly available;

(l)	deliver many copies as reasonably requested of the Prospectuses to the Arrangers (and of possible addendums or supplements to the Prospectuses), the corresponding costs borne by the Company;

(m)	not amend or supplement the Final Prospectus without the previous and written consent of the Arrangers;

(n)	make the Preliminary Prospectus available in the Company’s website in “pdf” format, from the publication date of the Announcement to the Market up to the publication date of the Announcement on Commencement;

(o)	make the Final Prospectus available in the Company’s website in “pdf” format, from the publication date of the Announcement on Commencement up to the publication date of the Announcement on Completion;

(p)	for the period specified below (the “Lock-Up Period”), not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any additional shares of its share capital or securities convertible into or exchangeable or exercisable for any shares of its share capital, or warrants or other rights to purchase any shares of its share capital, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the

Representatives, except the issuance by the Company of Common Shares (i) to Cooperativa Central de Lacticínios do Paraná Ltda., Cooperativa Central Agromilk or any of their associated cooperatives upon any exercise of their right to exchange all or part of their shares of Batávia S.A. – Indústria de Alimentos for Common Shares of the Company pursuant to the Shareholders’ Agreement dated May 25, 2006 and (ii) in connection with the acquisition of another company, so long as (A) the shares issued do not represent more than 20% of the Company’s worldwide market capitalization after the issuance and (B) each recipient agrees in writing to be subject to the restrictions described in this paragraph prior to the consummation of the transaction and delivers an executed agreement to the Arrangers. The initial Lock-Up Period will commence on the date hereof and will continue and include the date 90 days after the date hereof or such earlier date that the Arrangers consent to in writing; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless the Arrangers waive, in writing, such extension. The Company will provide the Arrangers with notice of any announcement described in clause (2) of the preceding sentence that gives rise to an extension of the Lock-Up Period;

(q)	not take, directly or indirectly, any action designed to cause or reasonably result in, under the terms of Brazilian regulation, the stabilization or manipulation of the price of any security issued by the Company to facilitate the sale or resale of the Common Shares, except for, in what concerns the stabilization, the provisions set forth in the Stabilization Agreement;

(r)	reimburse the Arrangers, upon request, for the expenses incurred by such Arrangers as regards to the preparation and performance of the Global Offering, including, among others, the following expenses: (a) payment for local and foreign legal counsel of the Arrangers (including fees, legal commissions and expenses); (b) expenses with printing and translation of the Prospectuses and publication of announcements and notices provided for in the regulation issued by the CVM; (c) expenses derived from the stabilization activities, such as share loan fees; and (d) any other expenses incurred by the Arrangers and the Arrangers of the International Offering related to the Global Offering, including marketing materials, roadshow expenses (including hotel and other travel expenses); and

(s)	bear any expenses related to the presentations in Brazil and abroad, registration fee of the Global Offering with the CVM and the SEC, fees and rates of BOVESPA and CBLC, and expenses related to the Depositary

Receipts programs, including those related to the conversion of common shares into ADSs.
          8.1.1 The expenses referred to in Clauses 8.1 (s) and 8.1 (t) above shall be addressed as provided for in Clause X.
     8.2 Obligations of the Arrangers. Without prejudice to other obligations assumed by the Arrangers in any other clause herein, the Lead Arranger shall undertake, and in the case of items (a), (b), (c), (d), (g), (h), (j), (k), (l), (n), (p), e (s) the Arrangers shall undertake to:
(a)	meet each and any requirement and obligation arising out hereof and of the applicable legislation, and deliver each and any information requested by the CVM for analysis of the Global Offering and the documents related to the Global Offering;

(b)	evaluate, in conjunction with the Company, the feasibility of the Global Offering and the conditions of such Global Offering;

(c)	follow up and control the distribution plan of the Common Shares, as set forth in Clause 7.1 herein;

(d)	plan and develop, in conjunction with the Company and the legal counsel, all the stages of the Brazilian Offering;

(e)	request, in conjunction with the Company, the registration of the Global Offering with the CVM, follow up the mentioned registration process and take all the measures necessary for the registration;

(f)	inform the CVM about the institutions members of the securities distribution systems participating in the Brazilian Offering;

(g)	support the Company in the preparation of each and any documentation necessary for the registration of the Global Offering, including announcements, notices, Prospectuses and any other document necessary for the performance of the Brazilian Offering, pursuant to CVM Instruction 400 and ANBID Code;

(h)	announce the Global Offering to the investor in Brazil, in conformity with the applicable legislation, and abroad, in conformity with the provisions set forth in the Securities Act;

(i)	promote the publication of the announcements and notices required by CVM Instruction 400, upon reimbursement by the Company for the costs related to the mentioned publications, pursuant to Clause 8.1 (u) above;

(j)	control and process each and any Subscription Bulletin, by sending the Subscription Bulletins to the bookkeeping institution of the Common Shares, and Purchase and Sale Agreements for subscription of the Common Shares and also, return the unused Subscription Bulletins to the Company, if applicable, within 30 (thirty) days after the closing of the distribution;

(k)	keep the Prospectuses available to the investor in Brazil during the Distribution Period, with a sufficient number of copies, at the head office of the Arrangers and carry out efforts to make such Prospectuses available at the Company’s head office, the head offices of the Co-arrangers, the CVM and the BOVESPA; make the Preliminary Prospectus available, in the Arranger’s website in “pdf” format and carry out efforts to make such Preliminary Prospectus available in the website of the Co-arrangers, from the publication date of the Announcement to the Market up to the publication date of the Announcement on Commencement; and make the Final Prospectus available in the Arranger’s website in “pdf” format and carry out efforts to make such Preliminary Prospectus available in the website of the Co-arrangers, from the publication date of the Announcement on Commencement up to the publication date of the Announcement on Completion;

(l)	immediately communicate the CVM about any amendments to or termination of this Agreement;

(m)	send to the CVM, on monthly basis, within 15 (fifteen) days counted from the end of each month, as from the publication of the Announcement on Commencement and up to the publication of the Announcement on Completion, reports including the changes in the distribution of the Common Shares under the Brazilian Offering, based on the template determined by the CVM;

(n)	communicate the CVM and cancel the distribution of the Common Shares in the event of any fact or irregularity that explains the suspension or cancellation of the Brazilian Offering registration;

(o)	make available to the CVM, upon request, for 5 (five) years, each and any material documentation related to the process for registration of the Global Offering and preparation of the Prospectuses;

(p)	inform the CBLC about any facts that may affect the payment of the Brazilian Offering;

(q)	participate in the preparation of the Prospectuses and take all the measures and act with high moral standards to ensure that (i) the information provided by the Company is true, consistent, accurate and sufficient to allow the investors to take a grounded decision in relation to the Brazilian Offering; and (ii) the information provided to the market during the Distribution Term is sufficient to allow the investors to take a grounded decision in relation to the Brazilian Offering, pursuant to paragraph 1, Article 56 of CVM Instruction 400;

(r)	inform the CVM, on the day subsequent to the exercise of the Over-allotment Share options and/or the Supplementary ADSs Option, about the exercise date and the number of Over-allotment shares purchased;

(s)	request the Company, under the terms of Clause 10.11.1, the reimbursement for the expenses provided for herein; and

(t)	send, on monthly basis, to the CVM, within 15 (fifteen) days after the end of the month, as from the publication of the Announcement on Commencement, a report including the consolidated changes in the distribution of the Common Shares, in accordance with the template included in Appendix VII to CVM Instruction 400.
CLAUSE IX
REPRESENTATIONS AND WARRANTIES
     9.1 Representations and Warranties of the Company. The Company represents and warrants to each of the Arrangers, as of the Settlement Date and on the Settlement Date of Over-allotment Shares, that:
(a)	neither the Preliminary Prospectus, as of the date of its publication, did not contain, nor the Final Prospectus, as of this date, will not contain any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(b)	the Final Prospectus, or each amendment or supplement thereto, did not contain, and will not contain information conflicting with the information included in the Preliminary Prospectus;

(c)	the Company is not a defendant in bankruptcy or insolvency actions, or in similar proceedings;

(d)	the Company has been duly incorporated and is a validly existing sociedade anônima (corporation) under the laws of the Federative Republic of Brazil, with power and authority to own its properties and to conduct its business as described in the Prospectuses, and the Company is duly qualified to conduct business as a foreign company in good standing (if applicable) in each of the jurisdictions in which the ownership or leasing of its assets require such qualification, except for the failures in such qualification that, individually or in the aggregate, would not reasonably be expected to have any material adverse effect on the condition (financial or otherwise), business, properties, results of operations or prospects of the Company and its Subsidiaries taken as a whole (“Material Adverse Effect”);

(e)	the significant subsidiaries of the Company are listed in Appendix II (collectively, “Subsidiaries”); the Company’s shareholding interests in the Subsidiaries representing over 5% of the total assets as of June 30, 2006, are duly described in the Prospectuses. Each and any shares or units of the capital stock of each Subsidiary held, directly or indirectly, by the Company are free and clear of any liens or encumbrances;

(f)	the Company has authorized capital as set forth in the Prospectuses; all of the shares divided into the Company’s capital stock have been duly authorized, validly issued, subscribed and fully paid, are free and clear of any liens or encumbrances, may be freely traded and are in accordance with the description of such shares contained in the Prospectuses. No holder of the Common Shares will be subject to any personal liability in view of the ownership of the Common Shares. Except as otherwise provided for in the Prospectuses, there are no subscription certificates or options issued by the Company or by any of the Company’s Subsidiary for the purchase of any share of the Company’s capital stock, neither any security convertible into or exchangeable for shares of the Company’s capital stock and, except as otherwise provided for in the Shareholders’ Agreement referred to in the Prospectuses or, otherwise, established in the Prospectuses, there are no preemptive rights or other rights to subscribe or purchase shares issued by the Company or any of its Subsidiaries, and there are no restrictions on the vote or transfer of any shares of the Company’s capital stock under the terms of the Company’s Bylaws, any Brazilian law or regulation or any directive of any governmental agency, entity or Brazilian court, or any agreement or other instrument to which the Company or any of its Subsidiaries is a party or is related;

(g)	each of the Company’s Subsidiaries is dully incorporated and validly existing in good standing (to the extent applicable) under the laws of the jurisdiction in which each Subsidiary has been incorporated, with power and authority to own its properties and to conduct its business as described in the Prospectuses; each Company’s Subsidiary is duly qualified to conduct business as a foreign company in good standing (to the extent applicable) in each of the jurisdictions in which the ownership or leasing of its assets require such qualification, except for the failures in such qualification that, individually or in the aggregate, would not reasonably be expected to have any Material Adverse Effect; all the shares of the capital stock issued and outstanding of each Subsidiary have been duly authorized, validly issued, subscribed and fully paid and are free and clear of any liens and encumbrances, and may be freely traded; and, except as otherwise described in the Prospectuses, the capital stock of each Subsidiary held by the Company, whether directly or through Subsidiaries, is free and clear of any liens and encumbrances;

(h)	except as otherwise described in the Prospectuses, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any of the Arrangers as a result of brokerage fee, finder’s fee or any other payment related to this Global Offering;

(i)	this Agreement and other documents related to the Brazilian Offering have been duly authorized, signed and executed by the Company; and constitute a valid and binding obligation of the Company, enforceable in accordance with their respective terms;

(j)	no consent, approval, order or qualification before any governmental agency or entity is required for the execution of, and compliance with, this Agreement, except for (A) (i) the registration of publicly-held corporation before the CVM and (ii) the registration of the Global Offering before the CVM; (B) the authorization for the trading of the Common Shares in the Novo Mercado; and (C) the approvals by the Central Bank of Brazil, the BOVESPA and ANBID of the Global Offering pursuant to this Agreement and the International Underwriting Agreement, to the extent that such payments shall be remitted abroad, and each approval has been obtained or will be obtained prior to the Settlement Date or the Settlement Date of the Over-allotment Shares, as the case may be;

(k)	except as otherwise disclosed in the Prospectuses, no approval is required in Brazil for the Company to pay dividends, interest on shareholders` equity or other distributions declared by the Company to the holders of Common Shares and, except as otherwise described in the Prospectuses, in accordance with the laws and regulations in force in Brazil and in any political subdivision thereof, any amounts related to the Common Shares (i) upon liquidation of the Company or redemption of the Common Shares, and (ii) as dividends or interest on shareholders’ equity and other distributions declared and payable in relation to the Common Shares will be paid by the Company in local currency, and such amounts may be translated into foreign currency and freely remitted abroad, provided that the investment related to the Common Shares is registered with the Central Bank of Brazil. Except as otherwise stated in the Prospectuses, the mentioned payments made to the holders of the Common Shares not residing in Brazil will not be subject to income tax, withholding income tax or other taxes in accordance with laws and regulations of Brazil or any other political subdivision or tax authority thereof, and such payments will be, otherwise, free and clear of any other tax, rate, withholding or deduction in Brazil or any other political subdivision or tax authority therein, without the need of governmental authorization in Brazil or any other political subdivision or tax authority therein provided that the investment related to the Common Shares is registered with the Central Bank of Brazil;

(l)	the execution of and compliance with this Agreement and other documents related to the Global Offering will not result in a breach or violation of any of the terms and provisions thereof, nor will constitute a default under (A) any law, rule, regulation, award, decision or order issued by the Judiciary Branch or any other authority in Brazil, or in any other country which have jurisdiction over the Company or any Subsidiary of the Company or over any of the respective assets of the Company or the Company’s Subsidiary; (B) any agreement to which the Company or any of its Subsidiaries is a party or whereby the Company or any of its Subsidiaries is bind to or the assets of the Company or any of its Subsidiaries are subject to; or (C) the Bylaws or similar charters of the Company or any Subsidiary, except in case of clause (B) where such breach, default or violation would not be expected to have a Material Adverse Effect and the Company will have full power and authority to authorize, issue and sell the Common Shares and Over-allotment Shares as set forth herein and in the International Underwriting Agreement;

(m)	except as otherwise described in the Prospectuses, the Company and its Subsidiaries have legal title of all properties and leasing of all other material properties and assets held by the Company and its Subsidiaries, in each case free and clear of any liens, encumbrances and defects that may materially affect the value of such properties and assets or the use of such properties and assets by the Company and its Subsidiaries;

(n)	except as otherwise disclosed in the Prospectuses, the Company and its Subsidiaries have proper licenses, certificates, authorizations or permits issued by the proper governmental departments or agencies necessary for the conduction of the business which are currently under operation except as would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and the Company and its Subsidiaries did not receive any notification of proceedings related to the termination of ,or change in, any of such licenses, certificates, authorizations or permits that, in the event of unfavorable outcome to the Company or any of its Subsidiaries, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(o)	except as otherwise described in the Prospectuses, there is no litigation with the employees of the Company or any of its Subsidiaries or, to the Company’s knowledge, no imminent labor claim that reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(p)	the Company and its Subsidiaries have, own or may acquire, under reasonable conditions, trademarks, trade names and other rights over inventions, know-how, patents, copyrights, confidential information and other intellectual property (jointly referred to as “Intellectual Property Rights”) necessary to conduct the business which are currently under operation or use, and did not receive any notification of infringement or conflict related to Intellectual Property Rights that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(q)	except as otherwise described in the Prospectuses, neither the Company nor its Subsidiaries are in violation of any law, rule, regulation, decision or order of any governmental department or agency, any court, Brazilian or foreign, as regards to (i) the use, disposal or release of hazardous or toxic materials, (ii) the protection or restoration of the environment, and (iii) the human exposure to hazardous or toxic materials (collectively referred to as “Environmental Laws”), are the owners or operate any property contaminated with any material subject to any Environmental Law, are liable for any disposal outside the determined location or any contamination under the terms of any Environmental Law, or are subject to any complaint related to any Environmental Law which violation, contamination, liability or claim would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and the Company is not aware of any investigation in progress that would result in the mentioned claim;

(r)	neither the Company nor any of its Subsidiaries (A) are in violation of their Bylaws or equivalent constitutive charter; (B) are in violation in any respect, and no event has occurred which, with notice or lapse of time, or both, would constitute a failure to perform or comply with any term, covenant or condition contained in any instrument of debt, mortgage, trust instrument, loan agreement or other material instrument to which the Company or its Subsidiaries are a party or to which terms the Company or its Subsidiaries are subject, or to which any of the assets or properties of the Company or its Subsidiaries is subject; or (C) are in violation of, in any respect, any material Brazilian law, regulation or judicial order to which any of the assets or properties of the Company or its Subsidiaries is subject, or failed to obtain any license, permit, certificate, order or other authorization or permit from the Brazilian government necessary for the ownership of the assets or the conduction of the business as described in the Prospectuses, except in the except in case of clause (B) where such violation, breach or default would not be reasonably expected to have a Material Adverse Effect;

(s)	except as otherwise described in the Prospectuses, there are no pending actions or legal or administrative proceedings against the Company or any of its Subsidiaries or against any of the respective assets of the Company or any of its Subsidiaries or that affect the Company or any of its Subsidiaries or any of the respective assets of the Company or any of its Subsidiaries that would reasonably be expected, individually or in aggregate, to have a Material Adverse Effect or that would materially and adversely affect, the compliance with the obligations of the Company or any of its Subsidiaries assumed herein and in the other documents related to the Brazilian Offering or consummate the transactions provided for therein;

(t)	Ernst & Young Auditores Independentes S.A., an independent public audit company, which audited and reviewed the Company’s consolidated financial statements and whose reports have been included in the Prospectuses, are the independent auditors in accordance with the definition included in the accounting standards established by the Federal Accounting Council and the CVM;

(u)	the financial statements included in the Prospectuses present fairly, in all material respects, the consolidation financial position of the Company and its Subsidiaries at the presented dates, and the results of operations and cash flows of the Company and its Subsidiaries for the presented periods, and such financial information has been prepared in conformity with the accounting standards and practices set forth by Brazilian Corporate Law, the CVM rules and the rules and pronouncement of the Institute of Independent Auditors of Brazil (IBRACON), consistently applied, except as otherwise stated in the Brazilian Corporate Law, the CVM rules and the rules and pronouncement of the Institute of Independent Auditors of Brazil (“BR GAAP”);

(v)	except as otherwise described in the Prospectuses, from the date of the latest consolidated and audited financial statements included in the Prospectuses, there were no material adverse changes, nor any event involving a possible future adverse change in the condition (financial or other), business, assets, results of operations or prospects of the Company and its Subsidiaries considered as a whole and, except as otherwise described in the Prospectuses, there has been no distribution of dividends or any other type of distribution which have been declared, paid or made by the Company on any class of its share capital since the date of the latest consolidated and audited financial statements included in the Prospectuses;

(w)	the Company, its Subsidiaries and the Company’s obligations under the terms hereof are subject to civil and commercial laws and judicial lawsuits, and neither the Company nor its Subsidiaries, nor any of the respective assets or properties of the Company and its Subsidiaries have any right to immunity as regards to any ownership in any action, proceeding or lawsuit, as regards to any measure in any action, proceeding or lawsuit, as regards to the offset or counterclaim, as regards to the jurisdiction of any Brazilian court, as regards to the delivery of notices, notifications and judicial notifications, gathered prior to the award or to support the execution of the sentence, or as regards to any other lawsuit or judicial proceeding for the granting of any measure or the execution of an award in any of the mentioned courts, as regards to the obligations of the Company and its Subsidiaries, liabilities or any other matters arising out hereof or related hereto;

(x)	the Company and its Subsidiaries will (A) prepare and maintain books and records that are accurate and complete in all material respects and (B) maintain internal accounting controls that provide reasonable assurance that (i) the transactions are executed in accordance with management’s authorization, (ii) the transactions are recorded as necessary in order to permit the preparation of the financial statements in accordance with BR GAAP and to maintain the recording of the assets, (iii) the access to the assets is only permitted in accordance with management’s authorization and (iv) the presentation of the assets in the accounting books is compared with the physical assets at reasonable periods of time and proper measures are taken in relation to differences noted;

(y)	any statistical and market related data included in the Prospectuses are based on or derive from sources that the Company believe to be reliable and accurate in all material respects;

(z)	neither the Company, nor any of its Subsidiaries or any of the respective directors and officers of the Company or any of its Subsidiaries, associated companies or persons controlling such associated companies participate, directly or indirectly, in any activity that might reasonably be expected to result in manipulation of the price of any Company’s security in order to facilitate the sale or resale of the Common Shares, except for stabilization activities to be carried out by Banco de Investimentos Credit Suisse (Brasil) S.A. and Credit Suisse (Brasil) S.A. Corretora de Câmbio e Valores Mobiliários in Brazil pursuant to the Stabilization Agreement;

(aa)	except as otherwise described in the Prospectuses, the Company and its Subsidiaries presented all the mandatory income tax returns or obtained proper authorization to postpone the presentation of such income tax returns as required by the applicable Brazilian legislation, and paid all the taxes due and outstanding and all the assessments and other governmental charges or taxes charged from the Company and its Subsidiaries, except for the taxes, assessments, governmental charges or taxation not yet overdue or which are being challenged in good faith, or in the event where the failure to pay such taxes, assessments, governmental charges or taxation would not reasonably be expected to result in a Material Adverse Effect and; to the Company’s knowledge, there is no claim for underpayment of any tax, assessment, governmental charges or taxation against the Company or any of its Subsidiaries, which requires a provision in accordance with BR GAAP and which has not been accrued for, or which presentation is required in the Prospectuses and which has not been presented;

(bb)	the Company and each of its Subsidiaries contracted or is covered by an insurance, at proper amounts and for the risks considered as adequate for the conduction of their respective businesses and the amount of the respective assets, which is considered customary for companies engaged in similar business in similar industries in Brazil;

(cc)	except as otherwise described in the Prospectuses, no material indebtedness (current or contingent), no contract or agreement material to the Company s in effect between the Company or any of its Subsidiaries, officer or director of the Company or any person related to the mentioned officer or director of the Company (including the spouse, descendants or any company or venture controlled by such officers or directors). There is no relationship or transaction between the Company and its associated companies, officers, director or shareholders, customers and suppliers, that even though require disclosure, have not been disclosed in the Prospectuses;

(dd)	except as otherwise described in the Prospectuses, no stamp duties, issuance, registration, evidentiary or other taxes and similar obligations, including interest and fine, are payable in Brazil as regards to (i) the issuance and sale of Common Shares and Over-allotment Shares by the Company, or (ii) the signature and execution hereof, of the International Underwriting Agreement and other documents related to the Brazilian Offering other than (i) an administrative fee (taxa de fiscalização) payable to the Brazilian Securities Commission and (ii) a fee payable to the CBLC;

(ee)	there are no agreements or mandatory description documents in the Prospectuses that have not been described in this manner as required by Brazilian regulations; and

(ff)	from the date of the last audited financial statements attached to the Prospectuses, neither the Company nor any of its Subsidiaries incurred any loss or interference in their respective business due to fire, explosion, flooding or other catastrophe, insured or not, or due to any labor claim or any judicial or administrative litigation, order or decree, except for the cases in which the mentioned loss or interference did not result in a Material Adverse Effect.
9.2 Representations and Warranties of the Arrangers. Each of the Arrangers represents and warrants to the Company that:
(a)	is a company duly incorporated and existing under the laws of the Federative Republic of Brazil and has the necessary authority to conduct its business;

(b)	is duly authorized to execute this Agreement and to fulfill all the obligations provided for herein, all the legal and statutory requirements fully met for that;

(c)	the execution hereof and the compliance with the obligations provided for herein are not in violation of any obligation previously assumed by each of the Arrangers;

(d)	this Agreement constitutes a legal, valid and binding obligation of the Arrangers, enforceable in accordance with the terms and conditions hereof;

(e)	the Arrangers did not participate or will not participate in any activity that might reasonably expect to result in manipulation of the price of any Company’s security to facilitate the sale or resale of the Common Shares, and it shall be pointed out that the stabilization activities provided for in the Stabilization Agreement approved by the CVM do not represent a manipulation of price;

(f)	neither the Arrangers nor the respective associated or controlled companies of the Arrangers executed or will execute, without the previous written consent of the Company, any agreement with respect to the Global Offering or the placement of the Common Shares, except as otherwise provided for in the documents and agreements related to the Global Offering;

(g)	the Arrangers will not carry out the public distribution of Common Shares in Brazil in conformity with the applicable regulation;

(i)	prior to the Settlement Date, the Arrangers will not issue any material fact or any other direct or indirect communication to the public or will carry out any press meeting related to the Common Shares without the previous approval of the Company, except for (i) the disclosure of the advertising material related to the Global Offering, after the proper approval by the CVM; and (ii) the documents required by the Brazilian legislation and regulation;
CLAUSE X
SETTLEMENT
     10.1 The physical and financial settlement of the Brazilian Offering shall be carried out within 3 (three) business days, counted from the publication date of the Announcement on Commencement (“Settlement Date”), except as regards to the distribution of Over-allotment Shares, which shall be carried out in accordance with Clause 10.16 hereunder.
     10.2 Up to 9:00 am on the Settlement Date, the Common Shares under the Global Offering shall be fully deposited by the Company, at the CBLC.
     10.3 After fulfillment of the procedures provided for in item 10.2 above, the CBLC shall start the settlement process, upon the sending of messages, in the system for transfer of reserves of the Central Bank of Brazil (“STR”), by informing the individual amounts payable to the settlement banks of the Arrangers, Co-arrangers and Accredited Brokerage Companies and the custodians of the Institutional Investors which opted for the transfer of the Price per Share directly to the CBLC
     10.4 The subscription proceeds, in the case of Common Shares under the Global Offering, shall be credited by the Arrangers (or on the account and order of the Arrangers),

the Co-arrangers, the Accredited Brokerage Companies or, also, the Institutional Investors, subject to the limit of the standby guarantee provided for in item 2 of Appendix I hereto, at the settlement account held by the CBLC maintained with the STR, on the Settlement Date, until the time determined in Clauses 10.5 and 10.6 hereunder.
     10.5 The Arrangers, the Co-arrangers and the Accredited Brokerage Companies, as the case may be, shall transfer to the account held by the CBLC, at the gross amount, the credit realized by the Arrangers, the Co-arrangers and the Accredited Brokerage Companies, up to [1:00] on the Settlement Date, without the deduction of the fees set forth in Clause XI hereunder.
     10.6 The Institutional Investors who selected to carry out the transfer of the Price per Share directly to the CBLC, through the respective custodians shall make such transfer up to [1:00] pm on the Settlement Date.
     10.7 The CBLC shall inform to the Arrangers the amounts credited by the Co-arrangers, the Accredited Brokerage Companies or the Institutional Investors, under the terms of Clauses 10.5 and 10.6 above, and identify: (i) the amounts corresponding to each of the Co-arrangers, the Accredited Brokerage Companies or the Institutional Investors; and (ii) the investors who did not deposit (totally or in partial) the amounts due by such investors under the terms of this Clause and the Reserve Request up to [1:30] pm on the Settlement Date.
          10.7.1 In the event any of the Co-arrangers, Accredited Brokerage Companies or Institutional Investors do not credit the amounts at the time established in Clauses 10.5 and 10.6 above, the Arrangers shall transfer to the CBLC account the difference between (i) the proceed of the Price per Share of the Brazilian Offering multiplied by the total number of Shares of the Brazilian Offering subject to the standby guarantee provided by the Arrangers, under the terms of item 2 of Appendix I hereto; and (ii) the amount effectively received by the CBLC from the Arrangers, Co-arrangers, Accredited Brokerage Companies and Institutional Investors appointed by the Arrangers, up to [2:00] pm on the Settlement Date, subject, in any case, to the limit of the standby guarantee provided by the Arrangers.
     10.8 The financial credits described in Clauses 10.5 and 10.6 above are collectively referred to as “Proceeds of Placement of Shares”.
     10.9 The Arrangers shall calculate and inform to the CBLC the amounts payable to the Company, after deduction of the commissions set forth in Clause XI hereunder and the expenses provided for in the terms hereof, and send the mentioned calculation to the Company up to [11:00] am of the day prior to the Settlement Date, which shall approve the mentioned calculation received up to [4:00] pm of the day prior to the Settlement Date.
          10.9.1 The Arrangers shall inform to the CBLC, up to 11:00 am, on the Settlement Date, the amounts payable to the Arrangers, the Co-arrangers, the institutions pertaining to the group of the Arrangers (as described in clause 11.8 below) and the Accredited Brokerage Companies as commissions and reimbursement of expenses.

     10.10 The CBLC shall transfer, up to 4:00 pm on the Settlement Date, provided that the CBLC has received from the Arrangers the information provided for in Clauses 10.9 and 10.9.1 above: (i) to the Company, in the account indicated by the Company, for the issuance of the respective common shares, the amount corresponding to the Proceed from the Placement of Shares in what concerns the number of common shares [described in items 1.1 and 1.2.] of the Appendix I hereto, net of the commission set forth in Clause XI hereunder and the expenses provided for herein; (ii) to the Arrangers, the commissions provided for in Clause XI hereunder and the expenses provided for herein; and (iii) to the institutions pertaining to the group of the Arrangers and to each Engaged Arranger and Accredited Brokerage Company, the commissions provided for in the respective Adhesion Agreements, as informed by the Arrangers.
     10.11 For purposes of this Agreement, the Arrangers shall have fully complied with their obligations to make the payment of the Proceed from the Placement of the Shares at the time such proceed is credited in the settlement account of the CBLC maintained with the STR, for payment to the Company. When the credit in the mentioned settlement account of the CBLC is confirmed, the Arrangers shall not be liable for the receipt.
          10.11.1 The Arrangers may also within the term of 90 (ninety) days counted from the Settlement Date, request the Company the reimbursement of possible proven expenses occurred as of this date related to the Global Offering which have not been deducted from the Proceed from the Placement of Shares, upon presentation of an expense report. The payment, by the Company, of the reimbursement of expenses shall occur within up to 5 (five) business days counted from the presentation of the respective report.
     10.12 The Arrangers, each of the Co-arrangers, each of the Accredited Brokerage Companies the institutions pertaining to the group of the Arrangers shall issue receipts to the Company, of the amounts received by such Arrangers, Co-arrangers, Accredited Brokerage Companies and institutions pertaining to the group of the Arrangers as commission and reimbursement of expenses, as set forth in the previous items, and the Company shall also issue, on the same date, a receipt for the Arrangers, Co-arrangers and Accredited Brokerage Companies, for the amount received by such Arrangers, Co-arrangers and Accredited Brokerage Companies under the terms of Clause 10.10 above, therefore, settling the transactions carried out.
     10.13 The delivery of the Common Shares to the investor shall be carried out by the CBLC, and shall occur concurrently with the events provided for in Clause 10.10 above, on the Settlement Date, after (i) confirmation of the credit corresponding to the Proceed from the Placement of Shares at the settlement account of the CBLC maintained with the STR, and (ii) confirmation of the deposit of the Common Shares under the offering by the Company with the custody service of the CBLC.
     10.14 For purposes of this Agreement, the CBLC shall follow the payment instructions furnished by the Arrangers and set forth herein, and shall not make any offset of amounts payable under the terms hereof with any credits eventually held by the CBLC against the Company, the Arrangers, the Co-arrangers and the Accredited Brokerage Companies.
     10.15 Without prejudice to the CBLC guarantee provided to the Arrangers, related to the securities brokerage firms members of the BOVESPA which participated in the Brazilian Offering, the CBLC shall not guarantee the compliance with any obligation of the other parties hereto and shall not assume the position of counterparty or substitute any default party. The CBLC undertakes to follow the procedures set forth herein.
     10.16 The physical and financial settlement for the year, by the Lead Arranger, of the Over-allotment Share options, shall occur on the Settlement Date of the Over-allotment Shares. The payment, by the Lead Arranger, of the proceed from the subscription of the Over-allotment Shares, shall be made by means of a deposit, in accordance with the payment instructions to be previously indicated by the Company, [of the amount in U.S. dollars corresponding to the amount in reais equivalent to the multiplication of the number of common shares subject to the exercise of the Over-allotment Share options by the Lead Arranger, at the Price per Share, translated based on the selling exchange rate of the U.S. dollar available at the SISBACEN (PTAX 800 Transaction – option 5) in effect at the exercise date, by the Lead Arranger, of the Over-allotment Share options.]
          10.16.1 The physical and financial settlement of the Over-allotment Share options and the Supplementary ADSs Option exercised, if applicable, by the Lead Arranger, shall be carried out in accordance with the provisions set forth in the International Underwriting Agreement.
CLAUSE XI
REMUNERATION
     11.1 The following remuneration shall be payable by the Company to the Arrangers:
(a)	[•]% calculated over [•]% of the total amount resulting from the product of the number of Shares, including the Shares in the form of ADSs sold in the Global Offering and the Price per Share (“Total Amount”), to be divided between the Arrangers as follows:
(i)	[•]% of the fee calculated as described in clause 11 above will be paid to the Lead Arranger;

(ii)	[•]% of the fee calculated as described in clause 11 above will be paid to the Arranger;
(b)	[•]% calculated over [•]% of the total amount resulting from the product of the number of Shares, including the Shares in the form of ADSs sold in the Global Offering and the Price per Share (“Total Amount”), to be divided between the Arrangers as follows:

(iii)	[•]% of the fee calculated as described in clause 11 above will be paid to the Lead Arranger;

(iv)	[•]% of the fee calculated as described in clause 11 above will be paid to the Arranger;
     11.2 The remuneration provided for in clause 11 above will be divided as follows:

	Over [•]% of the Total		Over [•]% of the Total
	Amount		Amount
Coordination Fee	[•]	%	[•]	%
Standby Guarantee Premium	[•]	%	[•]	%
Underwriting Fee	[•]	%	[•]	%
Total	[•]	%	[•]	%
     11.3 The remuneration provided for in Clause 11 to be paid to the Co-arrangers, Accredited Brokerage Companies and to the institutions pertaining to the group of the Arrangers will be limited to R$[•] reais and will be deducted from the remuneration to be paid to the Arrangers, in the same proportion as set forth in clause 11.1(a) (i) e (ii) above.
     11.4 The remuneration provided for in Clause 11 above shall be paid to the Arrangers, the Co-arrangers, the Accredited Brokerage Companies or to the institutions pertaining to the group of the Arrangers, as the case may be, by the CBLC, in the name of the Company, as set forth in Clauses X and XI hereof.
     11.5 The remunerations provided for above shall be paid on the Settlement Date and, as the case may be, on the Settlement Date of Over-allotment Shares [and/or on the Settlement Date of Supplementary ADSs], in local currency, increased by taxes, rates, contributions or withholdings of any nature levied on or arising out of such remuneration, including PIS, COFINS and ISS, so that the Arrangers, the Co-arrangers and the Accredited Brokerage Companies receive the amounts that they would be entitled to in the event such taxes, rates, contributions or withholdings of any nature do not levy on the remuneration of such Arrangers, the Co-arrangers and the Accredited Brokerage Companies.
     11.6 No other remuneration shall be contracted or paid by the Company to the Arrangers, directly or indirectly, by means or arising out of this Agreement, without the previous consent of the CVM.
     11.7. Without prejudice to the other expenses provided for herein, the Company shall pay to each of Credit Suisse Securities (USA) LLC and Itain Securities Inc., a total remuneration of US$[[•] ([•])], increased by additional amounts related to taxes, charges, contributions or withholdings of any nature levied on or arising out of such remuneration, for the services rendered by them within the scope of the Global Offering. This remuneration to be paid to the Arrangers of the International Offering shall be deducted from the remuneration due to the Arrangers in accordance with section 11.1 hereof.
     11.8. The Arrangers may retain, on behalf of the Company, institutions pertaining to their respective economic groups, to render part of the services described in this Agreement, being understood that the Arrangers remain responsible for all of their obligations as set forth herein. The remuneration to be paid to such institutions will be paid by the Company and/or the CBLC. The remuneration paid to these institutions added to the remuneration paid to the Arrangers will in no event exceed the amounts established in clause 11.1 above.
CLAUSE XII
CONTRACTING OF OTHER INSTITUTIONS
     12.1 Without prejudice to the obligations and warranties provided by the Arrangers to the Company, institutions comprising the securities placement system shall be allowed to participate in the Brazilian Offering, as Engaged Arranger or Accredited Brokerage Company, as the case may be, upon adhesion to the terms hereof, by means of a specific instrument entered into with the Arrangers (“Adhesion Term”), which draft shall be previously submitted to the CVM, without any additional charge to the Company, as set forth in Law No. 6.385, of December 7, 1976, as amended.
          12.1.1 The Adhesion Terms referred to in this Clause XII may, at the exclusive discretion of the Arrangers, contain specific provisions applicable to each of the Co-arrangers or Accredited Brokerage Companies severally and shall be entered into up to the date of registration of the Global Offering with the CVM.
     12.2 Each of the Co-arrangers or Accredited Brokerage Companies, upon execution of the Adhesion Term with the Arrangers, shall assume, before the Engagers and the Company, the commitment to settle the number of Common Shares subscribed and placed by the mentioned Engaged Arranger and Accredited Brokerage Companies, which, however, may be subject to allocation. The allocation between the Co-arrangers and Accredited Brokerage Companies, within the scope of the Brazilian Offering subject to priority allocation to the Non-institutional Investors shall be carried out in proportion among all Reserve Requests, in accordance with the procedures set forth in Clause 7.3 above.
     12.3 Notwithstanding the provisions of Clause 12.2, the obligations of the Co-arrangers and Accredited Brokerage Companies shall not affect in any manner whatsoever the standby guarantee provided by the Arrangers in Clause VI. The Arrangers shall be liable, before the Company, for the financial settlement of the Common Shares subscribed in the market through other financial institutions invited by such Arrangers to participate in the distribution of the Shares under the Brazilian Offering, subject to the limit of standby settlement guarantee provided by the Arrangers.
     12.4 The CBLC shall enter into the Adhesion Term, in the name of the Accredited Brokerage Companies and, without prejudice to the standby settlement guarantee provided by the Arrangers to the Company, shall guarantee to the Arrangers the payment for the Common Shares placed under the standby settlement guarantee system by such institutions.
CLAUSE XIII
MANDATE
     13.1 By this Agreement, in order to offer the Arrangers conditions for the fulfillment of their obligations arising out of this Agreement, the Company hereby appoint the Arrangers as its attorneys-in-fact, granting them special powers to place the Common Shares, and perform the acts and execute the necessary documents, including represent the Company for purposes of Article XII and quitclaim in the subscription bulletins of the Shares under the Brazilian Offering which processing may come to be effected. This mandate is irrevocable and irreversible, pursuant to Articles 683 and subsequent of the Brazilian Civil Code, and may be delegated, as regards to the quitclaim in the subscription bulletins of the Common Shares, in whole or in part, solely and exclusively to the Co-arrangers and/or Accredited Brokerage Companies, pursuant to Clause XII above. This mandate shall be in effect until the end of the term mentioned in Clause XV hereof. The Reserve Requests entered into prior to the execution of this Agreement shall be considered validly executed by the Arrangers, the Co-arrangers and the Accredited Brokerage Companies in accordance with the terms and conditions of the Brazilian Offering and for the purposes of this Clause XIII.
CLAUSE XIV
TERMINATION
     14.1 This Agreement may be terminated, without any obligation and/or lien imposed to the Parties as regards to the conditions agreed by the Arrangers, except for the payment of expenses incurred up to the date of termination, as provided for in Clause 14.3 hereunder, and the provisions of Clause XVII hereof, in the event of any of the following cases:
(i)	any change, or any development or event involving a prospective change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as one enterprise which, in the judgment of the Arrangers, is material and adverse and makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Common Shares;

(ii)	any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 463(g) under the Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implications of a possible downgrading, or such rating);

(iii)	any change in U.S., Brazilian, or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the judgment of the Arrangers, be likely to prejudice materially the success of the proposed issue, sale or distribution of the Common Shares, whether in the primary market or in respect of dealings in the secondary market;

(iv)	any material suspension or material limitation of trading in securities generally on the New York Stock Exchange or on the São Paulo Stock Exchange, or any setting of minimum prices for trading on such exchange;

(v)	or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market;

(vi)	any banking moratorium declared by U.S. federal, New York state or Brazilian authorities;

(vii)	any major disruption of settlements of securities or clearance services in the United States or Brazil; or

(viii)	any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States or Brazil, any declaration of war by the U.S. Congress or any other national or international calamity or emergency if, in the judgment of the Arrangers, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Common Shares.

     14.2 This Agreement may be also terminated, without any obligations and/or lien imposed to the Parties as regards to the conditions agreed herein, in the event of, at the discretion of the CVM, material change, subsequent and unpredictable, in the circumstances of existing facts upon presentation of the registration request of the Global Offering, or that support such request, resulting in a significant increase in the risks assumed by the Company inherent to the Brazilian Offering itself, which make the CVM to accept the pleading for change or annulment of the offering, under the terms of Article 25 of CVM Instruction 400.
     14.3 In the event this Agreement is terminated, as set forth in Clauses 14.1 and 14.2 above, the Arrangers and Arrangers of the International Offering shall be reimbursed by the Company for the documented expenses related to the Global Offering incurred up to the termination date, including attorneys’ fees, expenses derived from the stabilization activities, such as share loan fees, as set forth in this Agreement, within up to 10 (ten) business days, counted from the presentation date of the expenses report by the Arrangers and the Arrangers of the International Offering, which shall occur in up to 90 (ninety) days from the termination date.
          14.3.1 The reimbursement of the expenses set forth in clause 14.3 above shall not be due by the Company in case of termination of this Agreement solely due to default by any of the Arrangers.
CLAUSE XV
AMENDMENT AND DURATION
     15.1 Amendments to the Agreement. Any amendment to the clauses hereof or addition hereto, shall be previously submitted to the approval of the CVM.
     15.2 Term. This Agreement comes into effect on the date hereof and shall remain in effect until full performance by the Parties of all obligations, principal and accessory, provided for herein, without prejudice to the provisions of Clause XIV above.
     15.3 Survival of Obligations. Notwithstanding the date and the reason for termination hereof, the Parties agree that the provisions of Clauses XVI and XVII hereunder, shall survive for an indefinite term.
     15.4 Annulment and Ineffectiveness. The annulment or ineffectiveness of any of the clauses hereof shall not hamper the validity and the efficiency of the other clauses hereof. In the event any of the clauses hereof is declared null and void, in whole or in part, the Parties, in good faith, shall carry out efforts to substitute the clause declared as null and void for another of similar content and purpose.
CLAUSE XVI
NON-DISCLOSURE
     16.1 Non-Disclosure. No Party shall provide confidential information to third parties related to the Global Offering without the previous, express and written consent of the other Party, except in the cases in which: (i) the providing of such information is required by law, regulation or any valid governmental or judicial order applicable; or (ii) such information is provided to the Party’s representatives, lawyers, accountants, analysts or other individuals or legal entities directly involved in the preparation of the Global Offering, always within the normal course of the business, provided that such aforementioned representatives, lawyers, accountants, analysts and other individuals or legal entities are aware of the confidential nature of such information and also agree to maintain the non-disclosure condition of such information.
     16.2 Term. Notwithstanding the date and the reason for termination hereof, the Parties agree that the provisions of this Clause XVI, shall be valid and remain in effect for 1 (one) year counted from the execution date hereof.
CLAUSE XVII
INDEMNIFICATION
     17.1 (a) The Company shall indemnify and hold harmless the Arrangers, its partners, controlling shareholders, officers, directors and controlling affiliates (as defined in the Brazilian Corporate Law) against any losses, damages or liabilities, collective or individual, suffered or incurred by any of the Arrangers, provided that such losses, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Prospectuses, in each case as amended or supplemented, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary in order to make the statements therein not misleading, and will reimburse each Arranger for any expense incurred by such Arranger in connection with the investigation or defense arising out of such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by the Arrangers specifically for use in the Prospectuses, it being understood and agreed that the information furnished by the Arrangers consists solely of the information described as such in item (b) below.
(b) The Arrangers shall, severally and not jointly, indemnify and hold harmless the Company, its officers and directors and each person controlling the Company (as defined in the Brazilian Corporate Law), against any losses, claims, damages or liabilities suffered or incurred by the Company, provided that such losses, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Prospectuses, in each case as amended or supplemented, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary in order to make the statements therein not misleading, in each case to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by the respective Arranger specifically for use therein, and will reimburse the Company for any expense reasonably incurred by the Company in connection with the investigation or defense of any loss, claim, damage, liability or action as such expenses are incurred; it being understood and agreed that the information furnished by the Arrangers consists solely of the following information contained in the Prospectus furnished in the name of the Arrangers: •.
(c) In accordance with this Clause, promptly after receipt by an indemnified party of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party in accordance with items (a) or (b) above, notify the Indemnifying Party of the commencement thereof, but the failure to notify the Indemnifying Party shall not relieve it from any liability that it may have under items (a) or (b) above, except to the extent that it has been materially prejudiced ( through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the Indemnifying Party shall not relieve it from any liability that it may have to an indemnified party otherwise than under items (a) or (b) above. In the event any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Clause for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. The indemnifying party shall not be liable for any settlement of any action effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second sentence of this paragraph, then the indemnifying party agrees that it shall be liable for any settlement of any action effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement and (iii) such indemnified party shall have given the indemnifying party at least 30 days prior notice of its intention to settle. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party.
CLAUSE XVIII
NOTICES

     18.1 Address for Notices. Any notifications, letters and information between the Parties shall be forwarded:

(a)	To the Company:

Perdigão S.A.
Av. Escola Politécnica, n.º 760, 2.º andar
São Paulo, SP
05350-901
Att.: Wang Wei Chang
Tel.: (11) 3718-5301
Fac-simile: (11) 3718-5297

(b)	To the Lead Arranger:

Banco de Investimentos Credit Suisse (Brasil) S.A.
Av. Brigadeiro Faria Lima, n.º 3.064, 13.º andar
01451-000 São Paulo, SP
Att.: Adriano Borges
Tel.: (11) 3841-6000
Fac-simile: (11) 3841-6912

(c)	To the Arranger:

Banco Itaú BBA S.A.
Av. Brigadeiro Faria Lima, n.º 3.400, 5º andar
01451-000 São Paulo, SP
Att.: Fernando Fontes Iunes
Tel.: (11) 3708-8000
Fac-simile: (11) 3708-8107

(d)	To the CBLC:

Companhia Brasileira de Liquidação e Custódia
Rua XV de Novembro, 275, 6.º andar
01013-001 São Paulo — SP
Att.: João Batista Fraga
Tel.: (11) 3233-2291
Fac-simile: (11) 3233-2332
     18.2 Procedure for Delivery of Notices. All communications shall be deemed to have been delivered when received upon confirmation protocol or with “notice of receipt” issued by the post office or telegram at the addresses indicated above. The communications sent via fac-simile or e-mail shall be deemed received on the date of transmission, provided that receipt is confirmed through notice of receipt issued by the equipment used by the sender, followed by a verbal confirmation via telephone. The respective original counterparts shall be forwarded to the addresses indicated above in up to 5 (five) business days after the sending of the message.
          18.2.1 The change in any of the addresses indicated above shall be communicated to the other Parties by the Party who changed its address.
CLAUSE XIX
ASSIGNMENT
     19.1 Assignment. The Parties and the Intervening Party shall not assign the rights and obligations arising out hereof, without the prior written consent of the other Parties.
CLAUSE XX
RENEWAL AND WAIVER
     20.1 Lack of Waiver or Renewal. The failure of the Parties to require, at any time, the compliance with any duty or obligation or to exercise any right shall not constitute a waiver of any right, or renewal of any obligation, nor shall affect the right to require the compliance with each and any obligation contained herein.
     20. Procedure for Waiver. No waiver shall be effective before the Parties, the CBLC or third parties unless made in written and by duly authorized officer or representative of the party.
CLAUSE XXI
SUCCESSORS
     21.1 This Agreement shall be binding upon the parties hereto and their respective heir, successors and the assignees in any way.
CLAUSE XXII
APPLICATION LAW AND JURISDICTION
     22.2. This Agreement shall be governed by the laws of the Federative Republic of Brazil. The Parties and the CBLC elect hereby the courts of the City of São Paulo, State of São Paulo to settle any doubts or disputes that may arise out in view of the construction and/or execution hereof, with express exclusion of any other, however privileged it may be.
In witness whereof, the Parties hereto execute this Agreement in four (4) counterparts of equal content, for the same effect, in the presence of two (2) witnesses undersigned below.
São Paulo, October 17, 2006.

[Signature Page 1/3 of the Distribution agreement for the Initial Public Offering of Common Shares Issued by Perdigão S.A. entered into on October 17, 2006 between Perdigão S.A., Banco de Investimentos Credit Suisse (Brasil) S.A., Banco Itaú BBA S.A. and Companhia Brasileira de Liquidação e Custódia.]
PERDIGÃO S.A.

Name:	Name:
Position:	Position:

[Signature Page 2/3 of the Distribution agreement for the Initial Public Offering of Common Shares Issued by Perdigão S.A. entered into on October 17, 2006 between Perdigão S.A., Banco de Investimentos Credit Suisse (Brasil) S.A., Banco Itaú BBA S.A. and Companhia Brasileira de Liquidação e Custódia.]
BANCO DE INVESTIMENTOS CREDIT SUISSE (BRASIL) S.A.

Name:
Position:

[Signature Page 3/3 of the Distribution agreement for the Initial Public Offering of Common Shares Issued by Perdigão S.A. entered into on October 17, 2006 between Perdigão S.A., Banco de Investimentos Credit Suisse (Brasil) S.A., Banco Itaú BBA S.A. and Companhia Brasileira de Liquidação e Custódia.]
COMPANHIA BRASILEIRA DE LIQUIDAÇÃO E CUSTÓDIA

Name:	Name:
Position:	Position:

Witnesses:

Name:	Name:
Position:	Position:

APPENDIX I
to the Distribution agreement for the Initial Public Offering of Common Shares Issued by Perdigão S.A., entered into on October 17, 2006 between Perdigão S.A., Banco de Investimentos Credit Suisse (Brasil) S.A. and Companhia Brasileira de Liquidação e Custódia.
1 NUMBER OF COMMON SHARES
1.1	Number of Common Shares under the Brazilian Offering
(a)	Number of Common Shares under the Brazilian Offering: [•]

(b)	Number of Over-allotment Shares under the Brazilian Offering: [•]
1.2	Number of Common Shares under the International Offering
(a)	Number of Common Shares, as ADSs, represented by ADRs under the International Offering: [•]

(b)	Number of Supplementary ADSs under the International Offering: [•]
1.3	Number of Common Shares and ADSs under the Global Offering:
Number of Common Shares under the Global Offering: Common Shares, of which [•] are Common Shares, as ADS, represented by ADRs.
2 NUMBER OF SHARES OF THE GLOBAL OFFERING SUBJECT TO STANDBY GUARANTEE PROVIDED BY THE ARRANGERS

Number of Common
	Shares	Total Amount (R$)
Lead Arranger	[•]	[•]
Arranger	[•]	[•]
3 PRICE:
Price per Share: R$[•] ([•])
Price per ADS: R$[•] ([•])

APPENDIX II
to the Distribution agreement for the Initial Public Offering of Common Shares Issued by Perdigão S.A., entered into on October 17, 2006 between Perdigão S.A., Banco de Investimentos Credit Suisse (Brasil) S.A. and Companhia Brasileira de Liquidação e Custódia.
1. LIST OF ALL COMPANY’S SUBSIDIARIES.